Exhibit 99.1

NEWS RELEASE

For Immediate Release	CONTACT:
Tuesday, July 31, 2018	Greg Peterson
Vice President, Investor Relations
770-232-8229
greg.peterson@agcocorp.com

AGCO REPORTS IMPROVED SECOND QUARTER RESULTS

DULUTH, GA – July 31 – AGCO, Your Agriculture Company (NYSE:AGCO), a worldwide manufacturer and distributor of agricultural equipment, reported net sales of approximately $2.5 billion for the second quarter of 2018, an increase of approximately 17.2% compared to the second quarter of 2017. Reported net income was $1.14 per share for the second quarter of 2018, and adjusted net income, excluding restructuring expenses and costs associated with an early retirement of debt, was $1.32 per share. These results compare to a reported net income of $1.14 per share and adjusted net income, excluding restructuring expenses, of $1.15 per share for the second quarter of 2017. Excluding favorable currency translation impacts of approximately 3.3%, net sales in the second quarter of 2018 increased approximately 13.9% compared to the second quarter of 2017.

Net sales for the first six months of 2018 were approximately $4.5 billion, an increase of approximately 19.8% compared to the same period in 2017. Excluding favorable currency translation impacts of approximately 5.9%, net sales for the first six months of 2018 increased approximately 13.9% compared to the same period in 2017. For the first six months of 2018, reported net income was $1.44 per share, and adjusted net income, excluding restructuring expenses and costs associated with an early retirement of debt, was $1.68 per share. These results compare to reported net income of $1.02 per share and adjusted net income, excluding restructuring expenses and a non-cash expense related to waived stock compensation, of $1.13 per share for the first six months of 2017.

Second Quarter Highlights

•	Reported regional sales results(1): North America +25.4%, Europe/Middle East (“EME”) +21.7%, South America (12.8)%, Asia/Pacific/Africa (“APA”) +4.4%

•	Constant currency regional sales results(1)(2): North America +24.7%, EME +14.2%, South America +1.3%, APA (0.7)%

•	Regional operating margin performance: North America 6.3%, EME 13.5%, South America (7.6)%, APA 2.7%

•	Share repurchase program reduced outstanding shares by 0.5 million during the first six months of 2018

(1)As compared to second quarter 2017
(2)Excludes currency translation impact. See reconciliation in appendix.

“AGCO delivered solid sales and earnings growth in the second quarter,” stated Martin Richenhagen, Chairman, President and Chief Executive Officer. “Healthy industry conditions in Western Europe and improved market demand in North America supported sales and margin improvement in those regions offsetting weak results in South America. Our sales performance and customer response to AGCO’s new product line-up confirms our additional investments in product development are paying off. We continue to focus on innovative products like our new Rogator C-series high performance sprayers and our expanding line-up of platform designed tractors that deliver productivity on the farm and expand our market position.”

Market Update

Industry Unit Retail Sales

Six months ended June 30, 2018	Tractors Change from Prior Year Period	Combines Change from Prior Year Period

North America(1)	3%	15%
South America	(7)%	~Flat
Western Europe(2)	1%	14%

(1)Excludes compact tractors.
(2)Based on Company estimates.

“Global crop conditions were mixed through the first half of 2018,” continued Mr. Richenhagen. “Crop production estimates in the U.S. have recovered following a cold wet spring, and forecasts are now calling for another solid harvest. The lack of spring rain across much of Eastern Europe and parts of Western Europe is negatively impacting crop development. A dry weather pattern across Argentina and southern Brazil has resulted in decreased 2018 crop production expectations. Global industry sales of farm equipment in the first half of 2018 were also mixed across AGCO’s key markets, with future demand dependent on factors such as crop conditions, commodity price development and government trade and farm support policy. North American industry retail sales were up in the first six months of 2018 compared to the same period in 2017 as row crop farmers are beginning to replace their equipment after years of weaker demand. Overall, we project industry retail tractor sales to increase modestly in 2018 with improved retail sales in the row crop segment and flat retail sales of small tractors compared to last year. Industry retail sales in Western Europe increased slightly in the first half of 2018, following a year of improved profitability by the arable farming segment as well as healthy economics for dairy producers. Industry sales growth in the United Kingdom and Italy was partially offset by declines in France. For the full year of 2018, industry demand in Western Europe is expected to be relatively flat compared to 2017. Industry retail sales in South America decreased during the first six months of 2018. Industry demand in Brazil softened in advance of improvements in the government financing program, which started on July 1. In addition, industry sales declined in Argentina in response to a weak first harvest. Industry demand in South America is expected to improve in the second half of the year and be relatively flat for the full year compared to 2017. Higher retail sales in Brazil are expected to be offset by lower sales in Argentina due to the impact of lower crop production on farm income. Longer term, we are optimistic about the fundamentals supporting commodity prices and farm income as well as healthy growth in our industry.”

Regional Results

AGCO Regional Net Sales (in millions)

Three Months Ended June 30,	2018	2017	% change from 2017	% change from 2017 due to currency translation(1)	% change from 2017 due to acquisitions(1)

North America	$600.5	$478.8	25.4%	0.7%	5.0%
South America	219.6	251.9	(12.8)%	(14.1)%	2.1%
Europe/Middle East	1,545.2	1,269.5	21.7%	7.5%	3.7%
Asia/Pacific/Africa	172.3	165.0	4.4%	5.1%	1.3%
Total	$2,537.6	$2,165.2	17.2%	3.3%	3.6%

Six Months Ended June 30,	2018	2017	% change from 2017	% change from 2017 due to currency translation(1)	% change from 2017 due to acquisitions(1)
North America	$1,103.4	$861.4	28.1%	1.2%	10.7%
South America	401.7	474.1	(15.3)%	(9.8)%	1.7%
Europe/Middle East	2,708.9	2,162.0	25.3%	11.0%	3.7%
Asia/Pacific/Africa	331.1	295.3	12.1%	7.0%	2.2%
Total	$4,545.1	$3,792.8	19.8%	5.9%	4.9%
(1) See appendix for additional disclosures

North America

Net sales in the North American region increased 26.9% in the first six months of 2018 compared to the same period of 2017, excluding the positive impact of currency translation. Precision Planting, which was acquired in the fourth quarter of 2017, contributed sales of approximately $82.9 million in its seasonally strong first half. Excluding the impact of acquisitions and currency translation, sales grew approximately 16.2% compared to the first six months of 2017. The largest increases were in sprayers, high horsepower tractors and hay tools. Income from operations for the first six months of 2018 improved approximately $37.8 million compared to the same period in 2017. The benefit of the Precision Planting acquisition and higher sales and production volumes contributed to the increase.

South America

AGCO’s South American net sales decreased 5.5% in the first six months of 2018 compared to the first six months of 2017, excluding the impact of unfavorable currency translation. Sales declined in both Argentina and Brazil. Income from operations dropped approximately $38.5 million for the first six months of 2018 compared to the same period in 2017. Lower sales and production volumes, the impact of material cost inflation, costs associated with transitioning to new products with tier 3 emission technology, as well as the impact of the Brazilian trucking strike on sales and production, all contributed to the decrease in income from operations.

Europe/Middle East

Net sales in the AGCO’s EME region increased 14.3% in the first six months of 2018 compared to the same period in 2017, excluding favorable currency translation impacts. Acquisitions benefited sales by approximately 3.7% during the first six months compared to the same period last year. Higher sales in Germany, the United Kingdom and France produced most of the increase. Income from operations improved approximately $73.8 million for the first six months of 2018, compared to the same period in 2017, due to the benefit of higher sales and margin improvement partially offset by higher engineering costs.

Asia/Pacific/Africa

Asia/Pacific/Africa net sales increased 5.1%, excluding the positive impact of currency translation, in the first six months of 2018 compared to the same period in 2017. Higher sales in Australia were partially offset by lower sales in Asia. Acquisitions benefited sales by approximately 2.2% during the first six months of 2018 compared to the same period last year. Income from operations improved approximately $1.5 million in the first six months of 2018, compared to the same period in 2017, due to higher sales and production levels.

Outlook

AGCO’s net sales for 2018 are expected to reach $9.3 billion, reflecting improved sales volumes, positive pricing as well as acquisition and foreign exchange impacts. Gross and operating margins are expected to improve from 2017 levels due to higher sales as well as the benefits resulting from the Company’s cost reduction initiatives, partially offset by increased engineering expenses. Based on these assumptions, 2018 earnings per share are targeted at approximately $3.46 on a reported basis, or approximately $3.70 on an adjusted basis, which excludes restructuring expenses and costs associated with debt retirement.

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AGCO will be hosting a conference call with respect to this earnings announcement at 10:00 a.m. Eastern Time on Tuesday, July 31, 2018. The Company will refer to slides on its conference call. Interested persons can access the conference call and slide presentation via AGCO’s website at www.agcocorp.com in the “Events” section on the “Company/Investors” page of our website. A replay of the conference call will be available approximately two hours after the conclusion of the conference call for twelve months following the call. A copy of this press release will be available on AGCO’s website for at least twelve months following the call.

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Safe Harbor Statement

Statements that are not historical facts, including the projections of earnings per share, sales, industry demand, market conditions, commodity prices, currency translation, farm income levels, margin levels, investments in product and technology development, new product introductions, restructuring and other cost reduction initiatives, production volumes, tax rates and general economic conditions, are forward-looking and subject to risks that could cause actual results to differ materially from those suggested by the statements. The following are among the factors that could cause actual results to differ materially from the results discussed in or implied by the forward-looking statements.

•
Our financial results depend entirely upon the agricultural industry, and factors that adversely affect the agricultural industry generally, including declines in the general economy, increases in farm input costs, lower commodity prices, lower farm income and changes in the availability of credit for our retail customers, will adversely affect us.

•
A majority of our sales and manufacturing take place outside the United States, and, as a result, we are exposed to risks related to foreign laws, taxes, economic conditions, labor supply and relations, political conditions and governmental policies. These risks may delay or reduce our realization of value from our international operations.

•
Most retail sales of the products that we manufacture are financed, either by our joint ventures with Rabobank or by a bank or other private lender. Our joint ventures with Rabobank, which are controlled by Rabobank and are dependent upon Rabobank for financing as well, finance 40% to 50% of the retail sales of our tractors and combines in the markets where the joint ventures operate. Any difficulty by Rabobank to continue to provide that financing, or any business decision by Rabobank as the controlling member not to fund the business or particular aspects of it (for example, a particular country or region), would require the joint ventures to find other sources of financing (which may be difficult to obtain), or us to find another source of retail financing for our customers, or our customers would be required to utilize other retail financing providers. As a result of the recent economic downturn, financing for capital equipment purchases generally has become more difficult in certain regions and in some cases, can be expensive to obtain. To the extent that financing is not available or available only at unattractive prices, our sales would be negatively impacted.

•
Both AGCO and our finance joint ventures have substantial account receivables from dealers and end customers, and we would be adversely impacted if the collectability of these receivables was not consistent with historical experience; this collectability is dependent upon the financial strength of the farm industry, which in turn is dependent upon the general economy and commodity prices, as well as several of the other factors listed in this section.

•
We have experienced substantial and sustained volatility with respect to currency exchange rate and interest rate changes, including uncertainty associated with the Euro, which can adversely affect our reported results of operations and the competitiveness of our products.

•	Our success depends on the introduction of new products, particularly engines that comply with emission requirements, which requires substantial expenditures.

•
Our production levels and capacity constraints at our facilities, including those resulting from plant expansions and systems upgrades at our manufacturing facilities, could adversely affect our results.

•	Our expansion plans in emerging markets, including establishing a greater manufacturing and marketing presence and growing our use of component suppliers, could entail significant risks.

•
We depend on suppliers for components, parts and raw materials for our products, and any failure by our suppliers to provide products as needed, or by us to promptly address supplier issues, will adversely impact our ability to timely and efficiently manufacture and sell products. We also are subject to raw material price fluctuations, which can adversely affect our manufacturing costs.

•
We face significant competition, and if we are unable to compete successfully against other agricultural equipment manufacturers, we would lose customers and our net sales and profitability would decline.

•
We have a substantial amount of indebtedness, and, as a result, we are subject to certain restrictive covenants and payment obligations that may adversely affect our ability to operate and expand our business.

Further information concerning these and other factors is included in AGCO’s filings with the Securities and Exchange Commission, including its Form 10-K for the year ended December 31, 2017. AGCO disclaims any obligation to update any forward-looking statements except as required by law.

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About AGCO
AGCO (NYSE: AGCO) is a global leader in the design, manufacture and distribution of agricultural solutions and supports more productive farming through its full line of equipment and related services. AGCO products are sold through five core brands, Challenger®, Fendt®, GSI®, Massey Ferguson® and Valtra®, supported by Fuse® precision technologies and farm optimization services. Founded in 1990, AGCO is headquartered in Duluth, GA, USA. In 2017, AGCO had net sales of approximately $8.3 billion. For more information, visit http://www.AGCOcorp.com. For company news, information and events, please follow us on Twitter: @AGCOCorp. For financial news on Twitter, please follow the hashtag #AGCOIR.

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Please visit our website at www.agcocorp.com

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited and in millions)

	June 30, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and cash equivalents	$280.6	$367.7
Accounts and notes receivable, net	1,047.1	1,019.4
Inventories, net	2,131.9	1,872.9
Other current assets	384.3	367.7
Total current assets	3,843.9	3,627.7
Property, plant and equipment, net	1,392.9	1,485.3
Investment in affiliates	411.2	409.0
Deferred tax assets	110.8	112.2
Other assets	153.5	147.1
Intangible assets, net	608.1	649.0
Goodwill	1,503.7	1,541.4
Total assets	$8,024.1	$7,971.7

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Current portion of long-term debt	$17.9	$24.8
Short-term borrowings	197.7	90.8
Accounts payable	898.3	917.5
Accrued expenses	1,385.5	1,407.9
Other current liabilities	201.1	209.6
Total current liabilities	2,700.5	2,650.6
Long-term debt, less current portion and debt issuance costs	1,728.0	1,618.1
Pensions and postretirement health care benefits	230.6	247.3
Deferred tax liabilities	122.6	130.5
Other noncurrent liabilities	244.3	229.9
Total liabilities	5,026.0	4,876.4

Stockholders’ Equity:
AGCO Corporation stockholders’ equity:
Common stock	0.8	0.8
Additional paid-in capital	121.4	136.6
Retained earnings	4,346.1	4,253.8
Accumulated other comprehensive loss	(1,533.5)	(1,361.6)
Total AGCO Corporation stockholders’ equity	2,934.8	3,029.6
Noncontrolling interests	63.3	65.7
Total stockholders’ equity	2,998.1	3,095.3
Total liabilities and stockholders’ equity	$8,024.1	$7,971.7

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Three Months Ended June 30,
	2018	2017
Net sales	$2,537.6	$2,165.2
Cost of goods sold	1,981.3	1,689.8
Gross profit	556.3	475.4
Selling, general and administrative expenses	271.8	234.6
Engineering expenses	93.0	76.8
Restructuring expenses	2.7	0.4
Amortization of intangibles	18.2	13.8
Bad debt expense	2.5	1.5
Income from operations	168.1	148.3
Interest expense, net	21.2	11.3
Other expense, net	27.2	17.6
Income before income taxes and equity in net earnings of affiliates	119.7	119.4
Income tax provision	38.5	36.9
Income before equity in net earnings of affiliates	81.2	82.5
Equity in net earnings of affiliates	9.2	9.1
Net income	90.4	91.6
Net loss (income) attributable to noncontrolling interests	1.0	(0.1)
Net income attributable to AGCO Corporation and subsidiaries	$91.4	$91.5
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$1.15	$1.15
Diluted	$1.14	$1.14
Cash dividends declared and paid per common share	$0.15	$0.14
Weighted average number of common and common equivalent shares outstanding:
Basic	79.3	79.5
Diluted	80.2	80.1

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited and in millions, except per share data)

	Six Months Ended June 30,
	2018	2017
Net sales	$4,545.1	$3,792.8
Cost of goods sold	3,560.8	2,987.1
Gross profit	984.3	805.7
Selling, general and administrative expenses	536.4	457.3
Engineering expenses	183.9	149.9
Restructuring expenses	8.6	5.5
Amortization of intangibles	33.9	27.2
Bad debt expense	2.9	1.8
Income from operations	218.6	164.0
Interest expense, net	31.5	22.0
Other expense, net	38.7	30.7
Income before income taxes and equity in net earnings of affiliates	148.4	111.3
Income tax provision	49.9	48.0
Income before equity in net earnings of affiliates	98.5	63.3
Equity in net earnings of affiliates	16.9	20.1
Net income	115.4	83.4
Net loss (income) attributable to noncontrolling interests	0.3	(2.0)
Net income attributable to AGCO Corporation and subsidiaries	$115.7	$81.4
Net income per common share attributable to AGCO Corporation and subsidiaries:
Basic	$1.46	$1.02
Diluted	$1.44	$1.02
Cash dividends declared and paid per common share	$0.30	$0.28
Weighted average number of common and common equivalent shares outstanding:
Basic	79.4	79.5
Diluted	80.3	80.1

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited and in millions)

	Six Months Ended June 30,
	2018	2017

Cash flows from operating activities:
Net income	$115.4	$83.4
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation	115.1	108.9
Amortization of intangibles	33.9	27.2
Stock compensation expense	22.5	22.6
Equity in net earnings of affiliates, net of cash received	(13.4)	(5.6)
Deferred income tax (benefit) provision	(14.3)	0.6
Other	1.3	1.8
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(83.0)	(94.3)
Inventories, net	(396.3)	(316.5)
Other current and noncurrent assets	(47.3)	(48.4)
Accounts payable	7.9	120.6
Accrued expenses	6.7	9.9
Other current and noncurrent liabilities	47.2	23.4
Total adjustments	(319.7)	(149.8)
Net cash used in operating activities	(204.3)	(66.4)
Cash flows from investing activities:
Purchases of property, plant and equipment	(89.8)	(92.3)
Proceeds from sale of property, plant and equipment	2.3	1.6
Investment in unconsolidated affiliates	(5.8)	(0.8)
Other	0.4	—
Net cash used in investing activities	(92.9)	(91.5)
Cash flows from financing activities:
Proceeds from indebtedness, net	282.1	54.8
Purchases and retirement of common stock	(34.3)	—
Payment of dividends to stockholders	(23.8)	(22.2)
Payment of minimum tax withholdings on stock compensation	(3.5)	(4.0)
Investments by noncontrolling interests	—	0.2
Net cash provided by financing activities	220.5	28.8
Effects of exchange rate changes on cash and cash equivalents	(10.4)	17.2
Decrease in cash and cash equivalents	(87.1)	(111.9)
Cash and cash equivalents, beginning of period	367.7	429.7
Cash and cash equivalents, end of period	$280.6	$317.8

See accompanying notes to condensed consolidated financial statements.

AGCO CORPORATION AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
(unaudited, in millions, except share amounts, per share data and employees)

1.    STOCK COMPENSATION EXPENSE

The Company recorded stock compensation expense as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Cost of goods sold	$1.1	$1.0	$1.9	$1.6
Selling, general and administrative expenses	12.5	9.8	20.9	21.2
Total stock compensation expense	$13.6	$10.8	$22.8	$22.8

2.	RESTRUCTURING EXPENSES

From 2014 through 2018, the Company announced and initiated several actions to rationalize employee headcount at various manufacturing facilities and administrative offices located in Europe, South America, China and the United States in order to reduce costs in response to softening global market demand and lower production volumes. The aggregate headcount reduction was approximately 3,370 employees between 2014 and 2017. The Company had approximately $10.9 million of severance and related costs accrued as of December 31, 2017. During the three and six months ended June 30, 2018, the Company recorded an additional $2.7 million and $8.6 million, respectively, of severance and related costs associated with further rationalizations associated with the termination of approximately 340 employees, and paid approximately $8.7 million of severance and associated costs. The remaining $10.1 million of accrued severance and other related costs as of June 30, 2018, inclusive of approximately $0.7 million of negative foreign currency translation impacts, are expected to be paid primarily during 2018.

3.    INDEBTEDNESS

Long-term debt at June 30, 2018 and December 31, 2017 consisted of the following:

	June 30, 2018	December 31, 2017
1.056% Senior term loan due 2020	$232.9	$239.8
Credit facility, expires 2020	799.9	471.2
Senior term loan due 2021	116.4	119.9
5⅞% Senior notes due 2021	115.9	305.3
Senior term loans due between 2019 and 2026	436.6	449.7
Other long-term debt	46.8	61.0
Debt issuance costs	(2.6)	(4.0)
	1,745.9	1,642.9
Less: Current portion of other long-term debt	(17.9)	(24.8)
Total long-debt, less current portion	$1,728.0	$1,618.1

During the three months ended June 30, 2018, the Company completed a voluntary cash tender offer to purchase any and all of its outstanding 5 7/8% senior notes at a cash purchase price of $1,077.50 per $1,000.00 of senior notes. The Company repurchased approximately $185.9 million of principal amount of the senior notes for approximately $200.3 million, plus accrued interest. The repurchase resulted in a loss on extinguishment of debt of approximately $15.7 million, including associated fees. The Company also recorded approximately $3.0 million of accelerated amortization of the deferred gain related to a terminated interest rate swap instrument associated with the senior notes. Both the loss on extinguishment and the accelerated amortization were reflected in “Interest expense, net,” for the three months ended June 30, 2018.
As of June 30, 2018 and December 31, 2017, the Company had short-term borrowings due within one year of approximately $197.7 million and $90.8 million, respectively, primarily in China, Brazil and Europe.
4.    INVENTORIES

Inventories at June 30, 2018 and December 31, 2017 were as follows:

	June 30, 2018	December 31, 2017
Finished goods	$781.2	$684.1
Repair and replacement parts	611.4	605.9
Work in process	264.1	178.7
Raw materials	475.2	404.2
Inventories, net	$2,131.9	$1,872.9

5.    ACCOUNTS RECEIVABLE SALES AGREEMENTS

The Company has accounts receivable sales agreements that permit the sale, on an ongoing basis, of a majority of its wholesale receivables in North America, Europe and Brazil to its U.S., Canadian, European and Brazilian finance joint ventures. As of June 30, 2018 and December 31, 2017, the cash received from receivables sold under the U.S., Canadian, European and Brazilian accounts receivable sales agreements was approximately $1.4 billion and $1.3 billion, respectively.

Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $9.7 million and $17.5 million, respectively, during the three and six months ended June 30, 2018. Losses on sales of receivables associated with the accounts receivable financing facilities discussed above, reflected within “Other expense, net” in the Company’s Condensed Consolidated Statements of Operations, were approximately $8.9 million and $17.2 million, respectively, during the three and six months ended June 30, 2017.

The Company’s finance joint ventures in Europe, Brazil and Australia also provide wholesale financing directly to the Company’s dealers. As of June 30, 2018 and December 31, 2017, these finance joint ventures had approximately $48.2 million and $41.6 million, respectively, of outstanding accounts receivable associated with these arrangements. In addition, the Company sells certain trade receivables under factoring arrangements to other financial institutions around the world.

6.    NET INCOME PER SHARE

A reconciliation of net income attributable to AGCO Corporation and subsidiaries and weighted average common shares outstanding for purposes of calculating basic and diluted net income per share for the three and six months ended June 30, 2018 and 2017 is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Basic net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$91.4	$91.5	$115.7	$81.4
Weighted average number of common shares outstanding	79.3	79.5	79.4	79.5
Basic net income per share attributable to AGCO Corporation and subsidiaries	$1.15	$1.15	$1.46	$1.02
Diluted net income per share:
Net income attributable to AGCO Corporation and subsidiaries	$91.4	$91.5	$115.7	$81.4
Weighted average number of common shares outstanding	79.3	79.5	79.4	79.5
Dilutive stock-settled appreciation rights, performance share awards and restricted stock units	0.9	0.6	0.9	0.6
Weighted average number of common shares and common share equivalents outstanding for purposes of computing diluted net income per share	80.2	80.1	80.3	80.1
Diluted net income per share attributable to AGCO Corporation and subsidiaries	$1.14	$1.14	$1.44	$1.02

7.    SEGMENT REPORTING

The Company’s four reportable segments distribute a full range of agricultural equipment and related replacement parts. The Company evaluates segment performance primarily based on income from operations. Sales for each segment are based on the location of the third-party customer. The Company’s selling, general and administrative expenses and engineering expenses are charged to each segment based on the region and division where the expenses are incurred. As a result, the components of income from operations for one segment may not be comparable to another segment. Segment results for the three and six months ended June 30, 2018 and 2017 are as follows:

Three Months Ended June 30,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated

2018
Net sales	$600.5	$219.6	$1,545.2	$172.3	$2,537.6
Income (loss) from operations	37.6	(16.7)	208.5	4.6	234.0

2017
Net sales	$478.8	$251.9	$1,269.5	$165.0	$2,165.2
Income from operations	23.6	2.8	170.3	5.7	202.4

Six Months Ended June 30,	North America	South America	Europe/ Middle East	Asia/ Pacific/Africa	Consolidated

2018
Net sales	$1,103.4	$401.7	$2,708.9	$331.1	$4,545.1
Income (loss) from operations	64.4	(33.3)	307.5	9.3	347.9

2017
Net sales	$861.4	$474.1	$2,162.0	$295.3	$3,792.8
Income from operations	26.6	5.2	233.8	7.8	273.4

A reconciliation from the segment information to the consolidated balances for income from operations is set forth below:

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
Segment income from operations	$234.0	$202.4	$347.9	$273.4
Corporate expenses	(32.5)	(30.1)	(65.9)	(55.5)
Stock compensation expense	(12.5)	(9.8)	(20.9)	(21.2)
Restructuring expenses	(2.7)	(0.4)	(8.6)	(5.5)
Amortization of intangibles	(18.2)	(13.8)	(33.9)	(27.2)
Consolidated income from operations	$168.1	$148.3	$218.6	$164.0

RECONCILIATION OF NON-GAAP MEASURES

This earnings release discloses adjusted income from operations, adjusted net income and adjusted net income per share, each of which exclude amounts that are typically included in the most directly comparable measure calculated in accordance with U.S. generally accepted accounting principles (“GAAP”). A reconciliation of each of those measures to the most directly comparable GAAP measure is included below.

The following is a reconciliation of reported income from operations, net income and net income per share to adjusted income from operations, net income and net income per share for the three and six months ended June 30, 2018 and 2017 (in millions, except per share data):

	Three Months Ended June 30,
	2018			2017
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)
As reported	$168.1	$91.4	$1.14	$148.3	$91.5	$1.14
Restructuring expenses(2)	2.7	2.0	0.02	0.4	0.3	0.01
Extinguishment of debt (3)	—	12.7	0.16	—	—	—
As adjusted	$170.8	$106.1	$1.32	$148.7	$91.8	$1.15

(1)	Net income and net income per share amounts are after tax.

(2)
The restructuring expenses recorded during the three months ended June 30, 2018 and 2017 related primarily to severance costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices.

(3)
The Company repurchased approximately $185.9 million of its outstanding 5 7/8% senior notes during the three months ended June 30, 2018. The repurchase resulted in a loss on extinguishment of debt of approximately $15.7 million, including associated fees, offset by approximately $3.0 million of accelerated amortization of the deferred gain related to a terminated interest rate swap instrument associated with the senior notes.

	Six Months Ended June 30,
	2018			2017
	Income From Operations	Net Income(1)	Net Income Per Share(1)	Income From Operations	Net Income(1)	Net Income Per Share(1)
As reported	$218.6	$115.7	$1.44	$164.0	$81.4	$1.02
Restructuring expenses(2)	8.6	6.2	0.08	5.5	4.1	0.05
Extinguishment of debt(3)	—	12.7	0.16	—	—	—
Non-cash expense related to waived stock compensation(4)	—	—	—	4.8	4.8	0.06
As adjusted	$227.2	$134.6	$1.68	$174.3	$90.3	$1.13

(1)	Net income and net income per share amounts are after tax.

(2)
The restructuring expenses recorded during the six months ended June 30, 2018 and 2017 related primarily to severance costs associated with the Company’s rationalization of certain U.S., European and South American manufacturing operations and various administrative offices.

(3)
The Company repurchased approximately $185.9 million of its outstanding 5 7/8% senior notes during the three months ended June 30, 2018. The repurchase resulted in a loss on extinguishment of debt of approximately $15.7 million, including associated fees, offset by approximately $3.0 million of accelerated amortization of the deferred gain related to a terminated interest rate swap instrument associated with the senior notes.

(4)	The Company recorded approximately $4.8 million of accelerated stock compensation expense during the three months ended March 31, 2017 associated with a waived award declined by the Company’s CEO.

The following is a reconciliation of targeted net income per share to adjusted targeted net income per share for the year ended December 31, 2018:

Net Income Per Share(1)
As targeted	$3.46
Restructuring expenses	0.08
Extinguishment of debt	0.16
As adjusted targeted(2)	$3.70
(1) Net income per share amount is after tax.

(2)
The above reconciliation reflects adjustments to full year 2018 targeted net income per share based upon restructuring expenses and the other adjustments incurred during the six months ended June 30, 2018. Full year restructuring expenses could differ based on future restructuring activity.

The following tables set forth, for the three and six months ended June 30, 2018, the impact to net sales of currency translation and recent acquisitions by geographical segment (in millions, except percentages):

	Three Months Ended June 30,			Change due to currency translation		Change due to acquisitions
	2018	2017	% change from 2017	$	%	$	%
North America	$600.5	$478.8	25.4%	$3.4	0.7%	$23.8	5.0%
South America	219.6	251.9	(12.8)%	(35.6)	(14.1)%	5.4	2.1%
Europe/Middle East	1,545.2	1,269.5	21.7%	95.1	7.5%	46.9	3.7%
Asia/Pacific/Africa	172.3	165.0	4.4%	8.4	5.1%	2.1	1.3%
	$2,537.6	$2,165.2	17.2%	$71.3	3.3%	$78.2	3.6%

	Six Months Ended June 30,			Change due to currency translation		Change due to acquisitions
	2018	2017	% change from 2017	$	%	$	%
North America	$1,103.4	$861.4	28.1%	$10.5	1.2%	$92.3	10.7%
South America	401.7	474.1	(15.3)%	(46.3)	(9.8)%	7.9	1.7%
Europe/Middle East	2,708.9	2,162.0	25.3%	238.7	11.0%	80.9	3.7%
Asia/Pacific/Africa	331.1	295.3	12.1%	20.7	7.0%	6.5	2.2%
	$4,545.1	$3,792.8	19.8%	$223.6	5.9%	$187.6	4.9%